Exhibit 10.22


Date



Name & Address


Dear:

Reference:  2005 Turnaround Incentive Compensation Program ("Program")
            Restricted Share Unit Award Agreement ("Agreement")

This will confirm the terms and conditions of an Award being made to you pursuant to The Great Atlantic & Pacific Tea Company, Inc. (the "Company") 1998 Long Term Incentive and Share Award Plan (the "Plan"), a copy of which is attached hereto and made a part of this Agreement.

1. Restricted Share Units. Provided that you have signed and returned this Agreement indicating your acceptance of its terms and conditions, the Company will grant ________ Restricted Share Units ("Units") to you, subject to all of the terms contained in this Agreement.

2. Shareholder Approval. The grant of the Units is contingent upon the Shareholders approving an increase in the number of Shares reserved for issuance under the Plan at the July 2005 Annual Meeting of Shareholders, and is subject to the performance criteria outlined below.

3. Performance Criteria and Vesting Requirements. (a) If the Company achieves After-Tax Profitability, as hereinafter defined, in fiscal year 2006, then 33.3% of the Units awarded shall vest as of April 31, 2007, an additional 33.3% of the Units awarded shall vest as of April 31, 2008 if After-Tax Profitability is sustained in fiscal year 2007, and the remaining 33.3% of the Units awarded shall vest as of April 31, 2009 if After-Tax Profitability is sustained in fiscal years 2007 and 2008. If the Company does not achieve After-Tax Profitability in fiscal year 2006 but does achieve After-Tax Profitability in fiscal year 2007, then 50% of the Units awarded shall vest as of April 31, 2008 and an additional 50% of the Units awarded shall vest as of April 31, 2009 if After-Tax Profitability is sustained in fiscal year 2008. For purposes of this grant, After-Tax Profitability is defined as net income as defined by GAAP, adjusted for the following items: Adjustments required as a result of changes in GAAP or interpretations of GAAP; Impairment charges outside the normal course of business (e.g., normal store closures and remodels); Restructuring charges (including severance, impairments, vacancy and other exiting costs); Discontinued operations; One-time costs associated with major transactions, including: Refinancing costs and other costs associated with raising capital, Acquisition costs, Disposal costs, Costs of establishing outsourcing arrangements; Gains and losses on disposals of businesses relating either to a restructuring or discontinued operation; Costs of special projects approved by board; Costs associated with significant litigation; Costs associated with regulatory changes (e.g., tax law changes, labor law changes, etc.); and, Other items of a similar nature.

         (b) The Units will vest only if you are, at all times during the period beginning with the date hereof and ending on the dates of vesting, an employee of the Company or a parent or subsidiary of the Company.

         (c) As the Units vest, each vested Unit will be converted to one share of the Company's Common Stock. Such vested Units will be delivered to you in the form of a stock certificate as soon as practicable following each vesting date.

         (d) The Units are subject to the terms, conditions, limitations and restrictions contained in the Plan and may not be assigned or transferred, in whole or in part, except as therein provided.

         (e) In the event that your employment is terminated for any reason by you or by the Company or a parent or subsidiary of the Company, you shall forfeit the Units immediately upon such termination of employment.

4. Non-Competition. In exchange for the opportunity to participate in the Program, you agree that during the term of your employment with the Company, and for a period of eighteen months following termination of your employment for whatever reason, you will not, within any of the geographical areas of the United States or Canada in which the Company is then conducting business (either directly or through franchisees), directly or indirectly, own, manage, operate, control, be employed by, participate in, provide consulting services to, or be connected in any manner with the ownership, management, operation or control of any business engaged in retail sale of goods and products that are in direct competition with any of the types of businesses conducted by the Company to any significant extent during your employment or on the date of termination of your employment, except that you may own for investment purposes up to 1% of the capital stock of any company whose stock is publicly traded. For the same eighteen-month period, you also agree to not contact or solicit employees of the Company for the purpose of inducing such employees to leave the employ of the Company.

5. Trade Secrets and Proprietary Information. You hereby acknowledge that you have and/or will have access to and become acquainted with various trade secrets and proprietary information of the Company and other confidential information relating to the Company. You covenant that you will not, directly or indirectly, disclose or use such information except (i) as is necessary and appropriate in connection with your employment by the Company, (ii) as is required pursuant to a judicial or administrative subpoena, or (iii) if such information is already in the public domain (other than by reason of your breach of your obligations hereunder). Subject to the exceptions set forth above, you agree that you will adhere in all respects to the Company's policies against the use or disclosure of such information.

6. Confidentiality. You further agree that your participation in the Program, and the terms and conditions of this Agreement, are confidential and that you will not in any manner publish, publicize, disclose or otherwise make known or permit or cause to be made known to any third person your participation in the Program or the terms and conditions of this Agreement. Nothing in this paragraph shall be construed to prohibit the disclosure of this Agreement to your spouse or any legal, tax or financial consultant retained by you, provided that the persons to whom the disclosure is being made agree to be bound by the confidentiality provisions of this paragraph.

7. Arbitration; Injunctive Relief. Any controversy or claim arising out of or relating to this Agreement, directly or indirectly, or the performance or breach thereof, will be settled by arbitration in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitration will be held in Bergen County or Passaic County in New Jersey, or such other place as may be agreed upon at the time by the parties to the arbitration. The parties shall bear their own expenses in connection with any arbitration or proceeding arising out of or relating to this Agreement, directly or indirectly, or the performance or breach thereof; provided, however, that in the event that you substantially prevail, the Company agrees promptly to reimburse you for all expenses (including costs and fees of witnesses, evidence and attorneys fees and expenses) reasonably incurred by you in investigating, prosecuting, defending, or preparing to prosecute or defend any action, proceeding or claim arising out of or relating to this Agreement, directly or indirectly, or performance or breach thereof. You acknowledge and agree that a breach of your obligations under Sections 4, 5 and/or 6 of this Agreement could cause irreparable harm for which the Company would have no adequate remedy at law, and further agree that, notwithstanding the agreement to arbitrate controversies or claims as set forth above, the Company may apply to a court of competent jurisdiction to seek to enjoin preliminarily or permanently any breach or threatened breach of your obligations under Sections 4, 5 and/or 6 of this Agreement.

8. General. (a) Each share of stock awarded hereunder, once vested, shall be fully paid and non-assessable.

         (b) You shall not have any rights of a record holder with respect to such shares until such certificates are actually issued to you.

         (c) You shall assume all risks incident to any change hereafter in the applicable laws or regulations or incident to any change in the market value of any shares issued to you upon the vesting of the Units in whole or in part.

         (d) Nothing herein contained shall obligate the Company, or any parent, division, affiliate or subsidiary of the Company, to continue your employment for any particular period or on any particular basis of compensation.


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9. Your Acceptance and Return of Agreement. To indicate your agreement and acceptance, please sign the Agreement where indicated below. If you are located in Montvale, return the signed original Agreement by hand delivery to Judy Barbarino (3rd floor Hartford building, extension 4461) on or before Wednesday, March 9, 2005. If you are located in Paterson, return the signed original Agreement by hand delivery to Alexia Finley (1st floor Human Resources area, extension 3713) on or before Wednesday, March 9, 2005. You should retain a signed copy of the original Agreement for your records.
                                Very truly yours,


                                By:/s/Allan Richards
                                ------------------------------------
                                ALLAN RICHARDS
                                Senior Vice President, Human Resources
                                and Labor Relations


Agreed and accepted:

By:  _____________________________________
                  Signature

Print Name:  ______________________________

Social Security No.:  ________________________

Date:  ____________________________________